UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15 (d) of
                   the Securities Exchange Act of 1934


                            October 13, 1995
                            (Date of Report)
            Date of earliest event reported:  October 10, 1995


                         DAKA International, Inc.
         (Exact name of registrant as specified in its charter)


                                 Delaware
               (State or other jurisdiction of incorporation)

0-17229											                                                 04-3024178
Commission File Number)					               (I.R.S.Employer Identification No.)


One Corporate Place
55 Ferncroft Road
Danvers, Massachusetts					                               				          01923
(Address of principal executive offices)							                     (Zip Code)



                Registrant's telephone number, including area code:
                                 (508) 774-9115

Item 5.  Other Events

On October 10, 1995, DAKA International, Inc.
("DAKA") and Champps Entertainment, Inc. ("CEI") entered into a merger agreement (the "agreement") whereby CEI will become a wholly owned subsidiary of DAKA. Under the terms of the agreement, DAKA will issue approximately 2.1 million shares of common stock, representing an exchange ratio of .4 shares of DAKA common stock for each share of CEI common stock. The terms of the agreement provide for an adjustment to the exchange ratio of 7.5% in the event that the average closing price of DAKA's common stock 20 days prior to the exchange is below $30 per share or above $35 per share.

The merger is subject to approval by the shareholders of both DAKA and CEI at shareholder meetings expected to be held in February 1996. Dean Vlahos, President and founder of CEI will be the Chief Executive Officer of CEI.

CEI owns and operates four "Champps Americana" casual dining restaurants located in Minnesota, Texas and New Jersey, and has 11 licensed and franchised units, including two in the Minneapolis/St. Paul area which are currently owned and operated by DAKA. Two additional CEI owned units are scheduled to open by December 31, 1995 in Indianapolis, Indiana and Irvine, California.

"Champps Americana" is a concept that appeals to a broad customer base by offering generous portions of high quality food at moderate prices. The atmosphere is friendly and energetic, featuring multi-level dining, wrap-around bars and an open kitchen area. Entertainment is central to the concept, with a variety of televisions, music and games featured in each restaurant.



Exhibits:

10.26	Agreement and Plan of Merger Among Champps
      Entertainment, Inc., DAKA 			International, Inc. and CEI
      Acquisition Corp. Dated as of October 10, 1995.

10.27	Stockholders Agreement

10.28	Employment Contract - Dean P. Vlahos

                             SIGNATURES

Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    						       DAKA International, Inc.



Date:  October 13, 1995					                     By:/s/Michael A. Woodhouse
                                                    ------------------------
                               						       	       Michael A. Woodhouse
                                      							       Senior Vice President,
                                                    Chief Financial Officer
                                                    and Treasurer (Principal
                                                    Financial and Principal
                                                    Accounting Officer)